Exhibit 99.1

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS THIRD QUARTER 2006 RESULTS
DALLAS — (BUSINESS WIRE) — November 7, 2006 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the third quarter of 2006. Company highlights for the third quarter of 2006 include:
Financial Highlights
•	Revenues of $37.1 million increased $12.0 million or approximately 48 percent from the third quarter of 2005.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $10.3 million increased 68 percent from the prior year period.

•	Adjusted EBITDAR margin of 27.7 percent improved 330 basis points from the third quarter of the prior year.

•	Net income of $0.1 million versus a loss of $0.6 million in the third quarter of 2005.

•	Adjusted net income of $0.2 million or a $0.01 profit per share, versus a loss of $1.0 million or a $0.04 loss per share in the third quarter of 2005. These comparisons exclude non-cash stock-based compensation in both periods and a third quarter 2005 net gain of $0.5 million, or a $0.02 gain per share, on non-cash mark-to-market adjustments on treasury rate lock agreements.

•	Adjusted cash earnings (net income plus depreciation and amortization) of $2.9 million or $0.11 per diluted share, versus $2.1 million or $0.08 per diluted share in the third quarter of 2005, excluding the effects noted above.
Operational Highlights
•	Average physical occupancy rate on stabilized communities of 91.4 percent.

•	Operating margins (before property taxes, insurance and management fees) of 46 percent in stabilized independent and assisted living communities.

•	At communities under management, same-store revenue increased 6.9 percent versus the third quarter of 2005 as a result of a 4.7 percent increase in average monthly rent and a 1.7 percent increase in occupancy. Same-community expenses increased 2.2 percent and net income increased 14.9 percent from the comparable period of the prior year.
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Completed or Announced Transactions
•	Formed a new joint venture to acquire three Indiana communities from a third party for $38.2 million. The Company expects to earn approximately $0.5 million of management fees in the first year of operation, along with a return on its 15 percent investment and potential incentive distributions.
“We continue to execute the Company’s 2006 business plan,” said James A. Stroud, Chairman of the Company. “We have completed a number of significant transactions this year using our health care REIT and joint venture acquisition strategies which combine with our strong operating results to drive growth in revenues and EBITDAR. Additionally, we have strengthened our financial position by reducing our net borrowings by approximately $56 million while fixing or capping interest rates on our owned portfolio.”
OPERATING AND FINANCIAL RESULTS
For the third quarter of 2006, the Company reported revenues of $37.1 million, compared to revenues of $25.1 million in the third quarter of 2005, an increase of approximately $12.0 million or 48 percent. Resident and healthcare revenue increased from the third quarter of the prior year by approximately $12.4 million, or 51 percent, primarily as a result of increasing from 29 to 43 the number of communities with consolidated results of operations. Financial occupancy of this portfolio increased by 270 basis points in the last twelve months and ended the third quarter of 2006 at 90.2 percent.
Revenues under management increased approximately 15 percent to $48.5 million in the third quarter of 2006 from $42.2 million in the third quarter of 2005. Revenues under management include revenues generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company.
Operating expenses increased by $6.7 million from the third quarter of 2005. As a percentage of resident and healthcare revenues, operating expenses decreased from 68.8 percent last year to 63.8 percent this year, an improvement of 500 basis points.
General and administrative expenses (including non-cash stock-based compensation expense) increased approximately $1.1 million between the third quarter of 2005 and the third quarter of 2006. Nearly half of the increase was due to an unusually high rate of health insurance claims during the current quarter. The Company is self-insured for the costs of employee and dependent medical benefits and purchases stop-loss protection on an individual and aggregate basis. Claims during the quarter, particularly in the month of September, were unusually high, exceeding claims
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recorded in the third quarter of 2005 by approximately $0.4 million. In addition, Company policy required an increase of $0.1 million in the reserve for claims incurred but not recorded, due to the higher rate of claims experienced.
Other factors which contributed to the increase in general and administrative expenses were an increase in the number of communities under management as well as increases of $0.3 million in professional fees and $0.1 million of non-cash stock-based compensation.
Facility lease expense for the third quarter of 2006 was $5.1 million, resulting from the Company leasing 18 senior living communities versus none in the third quarter of 2005. Depreciation and amortization expense was $0.5 million lower in the third quarter of 2006 compared to the comparable period of the prior year, reflecting the sale/leaseback of four communities previously owned by the Company.
Adjusted EBITDAR for the third quarter of 2006 was approximately $10.3 million, an increase of 68 percent from $6.1 million in the third quarter of 2005. Adjusted EBITDAR margin was 27.7 percent for the period, a 330 basis point improvement from the comparable period of the prior year.
Interest income was $0.2 million in the current quarter as the Company earned interest on cash balances and lease deposits. Interest expense was $3.5 million in the third quarter of 2006, down sequentially from $4.4 million in the second quarter of 2006. Interest expense was $4.8 million in the third quarter of 2005. As a result of the refinancings completed during the second quarter of this year, interest expense is expected to stabilize at approximately $3.5 million per quarter at the current level of debt.
The Company reported a gain on sale of assets of $0.8 million in the third quarter of 2006, representing the recognition of deferred gains on the sale/leaseback of 16 communities. As of September 30, 2006, the Company had deferred gains of $30.2 million that are being amortized over the initial lease terms of the 16 communities.
The Company reported a pre-tax profit of approximately $0.1 million in the third quarter of 2006 compared to a pre-tax loss of approximately $0.9 million in the third quarter of 2005. Excluding non-cash stock-based compensation and a gain on a treasury rate lock agreement in the third quarter of 2005, pre-tax results for the Company improved from a loss of $1.6 million in the third quarter of 2005 to a profit of $0.3 million in the current quarter.
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The Company reported a net profit of $0.1 million, less than $0.01 per share, in the third quarter of 2006 versus a net loss of $0.6 million, or a $0.02 loss per share, in the third quarter of 2005. Excluding the items noted above, net income improved from a loss of $1.0 million, or a $0.04 loss per share, in the third quarter of 2005 to a profit of $0.2 million, or a $0.01 profit per share, in the third quarter of 2006.
On this same basis, adjusted cash earnings were $2.9 million, or $0.11 per diluted share, in the third quarter of 2006, versus $2.1 million, or $0.08 per diluted share, in the third quarter of 2005.
For the first nine months of 2006, the Company produced revenues of $103.1 million, compared to revenues of $73.8 million in the first nine months of 2005, an increase of $29.4 million or approximately 40 percent.
Adjusted EBITDAR for the first nine months of 2006 was $28.7 million, an increase of $11.0 million or 62 percent from the $17.7 million reported in the first nine months of 2005.
“We are creating value for our shareholders through the accomplishments we have achieved in 2006,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Operating metrics continue to be strong for both the Company and the industry as occupancies, rental rates and operating income are increasing. This organic growth is being complemented by joint venture acquisitions and additional leases from major health care REIT’s as they expand their seniors housing investments. Revenues, profitability and our financial position are improving significantly.”
CAPITAL OVERVIEW AND FINANCING
As of September 30, 2006, the Company had $193.1 million of mortgage debt at a blended average borrowing cost of just under 6.5 percent. Approximately $160.1 million of debt is at fixed interest rates averaging approximately 6.2 percent and $33.0 million of debt is at variable rates capped at a maximum of 7.6 percent.
Quarterly interest expense, including the amortization of financing costs, is expected to remain at its present level of $3.5 million on the current level of indebtedness.
The Company ended the third quarter of 2006 with approximately $27.0 million of cash and cash equivalents.
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3Q06 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s third quarter 2006 financial results. The call will be held on Wednesday, November 8, 2006 at 11:00 a.m. Eastern Time.
The call-in number is 913-981-5532, confirmation code 2644534. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 8, 2006 at 2:00 pm Eastern Time, until November 15, 2006 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 2644534. The conference call will also be available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 60 senior living communities in 22 states with an aggregate capacity of approximately 9,100 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 5 communities it manages for third parties. In the communities operated by the company, 77 percent of residents live independently and 21 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
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The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,952	$21,831
Restricted cash	—	973
Accounts receivable, net	4,237	2,586
Accounts receivable from affiliates	1,344	432
Federal and state income taxes receivable	1,463	1,840
Deferred taxes	598	591
Assets held for sale	2,034	2,034
Property tax and insurance deposits	5,984	5,081
Prepaid expenses and other	3,001	2,729

Total current assets	45,613	38,097
Property and equipment, net	314,042	373,007
Deferred taxes	15,198	8,217
Investments in limited partnerships	5,576	1,401
Other assets, net	14,674	13,329

Total assets	$395,103	$434,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,010	$2,834
Accounts payable to affiliates	—	119
Accrued expenses	10,514	10,057
Current portion of notes payable	7,147	7,801
Current portion of interest rate lock	—	2,573
Current portion of deferred income	4,376	1,370
Customer deposits	2,500	2,483

Total current liabilities	27,547	27,237
Deferred income	26,934	3,641
Deferred income from affiliates	116	48
Other long-term liabilities	—	4,977
Notes payable, net of current portion	197,678	252,733
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000
Issued and outstanding shares — 26,370 and 26,290 in 2006 and 2005, respectively	264	263
Additional paid-in capital	127,008	126,180
Retained earnings	15,556	18,972

Total shareholders’ equity	142,828	145,415

Total liabilities and shareholders’ equity	$395,103	$434,051

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Resident and health care revenue	$36,501	$24,116	$101,175	$70,976
Unaffiliated management services revenue	151	408	858	1,204
Affiliated management services revenue	437	560	1,116	1,578

Total revenues	37,089	25,084	103,149	73,758
Expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	23,290	16,583	65,183	48,944
General and administrative expenses	3,303	2,274	8,728	7,038
Stock-based compensation expense	212	101	552	101
Facility lease expense	5,131	—	11,082	—
Depreciation and amortization	2,672	3,157	9,643	9,438

Total expenses	34,608	22,115	95,188	65,521

Income from operations	2,481	2,969	7,961	8,237
Other income (expense):
Interest income	191	38	466	95
Interest expense	(3,511)	(4,827)	(13,151)	(13,578)
Gain on sale of assets	817	—	1,714	—
Debt restructuring:
Write-off deferred loan costs	—	—	(1,867)	—
Gain (loss) on treasury rate lock agreement	—	775	—	(578)
Other income	91	134	212	368

Income (loss) before income taxes and minority interest in consolidated partnership	69	(911)	(4,665)	(5,456)
Benefit for income taxes	—	321	1,249	1,926

Income (loss) before minority interest in consolidated partnership	69	(590)	(3,416)	(3,530)
Minority interest in consolidated partnership	—	2	—	3

Net income (loss)	69	(588)	(3,416)	(3,527)

Per share data:
Basic net income (loss) per share	$0.00	$(0.02)	$(0.13)	$(0.14)

Diluted net income (loss) per share	0.00	(0.02)	(0.13)	(0.14)

Weighted average shares outstanding — basic	26,023	25,858	25,976	25,797

Weighted average shares outstanding — diluted	26,470	25,858	25,976	25,797

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q3 06	Q3 05	Q3 06	Q3 05	Q3 06	Q3 05
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	29	3,926	4,831	3,503	4,324
Leased	18	6	3,049	1,169	2,546	948
Joint Venture communities (equity method)	12	4	1,406	698	1,221	628
Third party communities managed	5	15	743	1,970	640	1,688

Total	60	54	9,124	8,668	7,910	7,588

Independent living			7,042	7,313	6,031	6,324
Assisted living			1,912	1,185	1,710	1,095
Skilled nursing			170	170	169	169

Total			9,124	8,668	7,910	7,588
II. Percentage of Operating Portfolio
Consolidated communities
Owned	41.7%	53.7%	43.0%	55.7%	44.3%	57.0%
Leased	30.0%	11.1%	33.4%	13.5%	32.2%	12.5%
Joint venture communities (equity method)	20.0%	7.4%	15.4%	8.1%	15.4%	8.3%
Third party communities managed	8.3%	27.8%	8.1%	22.7%	8.1%	22.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			77.2%	84.4%	76.2%	83.3%
Assisted living			21.0%	13.7%	21.6%	14.4%
Skilled nursing			1.9%	2.0%	2.1%	2.2%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	43	29
Resident capacity	6,975	4,831
Unit capacity	6,049	4,324
Financial occupancy (1)	90.2%	87.5%
Revenue (in millions)	36.4	24.0
Operating expenses (in millions) (2)	21.0	14.8
Operating margin	42%	38%
Average monthly rent	2,255	2,115
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	90.4%	89.1%
Revenue (in millions)	11.0	10.3
Operating expenses (in millions) (2)	6.4	6.3
Operating margin	42%	39%
Average monthly rent	1,924	1,830
III. Communities under management
Number of communities	60	54
Resident capacity	9,124	8,668
Unit capacity	7,910	7,588
Financial occupancy (1)	88.7%	86.9%
Revenue (in millions)	48.5	42.2
Operating expenses (in millions) (2)	27.3	24.6
Operating margin	44%	42%
Average monthly rent	2,381	2,144
IV. Same Store communities under management
Number of communities	48	48
Resident capacity	7,759	7,759
Unit capacity	6,814	6,814
Financial occupancy (1)	90.4%	88.7%
Revenue (in millions)	42.0	39.3
Operating expenses (in millions) (2)	23.5	22.7
Operating margin	44%	42%
Average monthly rent	2,239	2,139
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V. General and Administrative expenses as a percent of Total Revenues under Management (excluding share-based compensation)

Third Quarter	6.8%	5.5%
VI. Consolidated Debt Information (in thousands, except for interest rates)
     Excludes insurance premium financing

Fixed rate debt	160,154	81,208
Variable rate debt, with a cap	33,000	150,000
Variable rate debt, no cap or floor	5,112	25,283

Total debt	198,266	256,491

Fixed rate debt — weighted average rate	6.2%	6.8%
Variable rate debt — weighted average rate	7.6%	6.8%
Total debt — weighted average rate	6.5%	6.8%

(1)	— Financial occupancy represents actual days occupied divided by total number of available days during the last month of the quarter.

(2)	— Excludes management fees, insurance and property taxes.
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CAPITAL SENIOR LIVING CORPORATION
GAAP RECONCILIATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Adjusted EBITDAR
Net income from operations	2,481	2,969	7,961	8,237
Depreciation and amortization expense	2,672	3,157	9,643	9,438
Facility lease expense	5,131	—	11,082	—

Adjusted EBITDAR	10,284	6,126	28,686	17,675

Adjusted EBITDAR Margin
Adjusted EBITDAR	10,284	6,126	28,686	17,675
Total revenues	37,089	25,084	103,149	73,758

Adjusted EBITDAR margin	27.7%	24.4%	27.8%	24.0%

Adjusted net income (loss) and net income (loss) per share
Net income (loss)	69	(588)	(3,416)	(3,527)
Stock-based compensation, net of tax	139	67	362	67
Write-off of contract rights, net of tax	—	—	567
Write-off deferred loan costs, net of tax	—		1,223
(Gain) loss on interest rate lock, net of tax	—	(501)	—	374
Texas state income tax adjustment	—		269

Adjust net income (loss)	208	(1,022)	(995)	(3,086)

Adjusted net income (loss) per share	$0.01	$(0.04)	$(0.04)	$(0.12)

Diluted shares outstanding	26,470	25,858	25,976	25,797
Adjusted cash earnings and cash earnings per share
Net income (loss)	69	(588)	(3,416)	(3,527)
Depreciation and amortization expense	2,672	3,157	9,643	9,438
Stock-based compensation, net of tax	139	67	362	67
Write-off deferred loan costs, net of tax	—	—	1,223	—
(Gain) loss on interest rate lock, net of tax	—	(501)	—	374
Texas state income tax adjustment	—	—	269	—

Adjusted cash earnings	2,880	2,135	8,081	6,352

Adjusted cash earnings per share	$0.11	$0.08	$0.31	$0.25

Diluted shares outstanding	26,470	25,858	25,976	25,797
Adjusted pretax income (loss)
Pretax income (loss) as reported	69	(911)	(4,665)	(5,456)
Stock-based compensation	211	101	551	101
Write-off of contract rights	—		866
Write-off deferred loan costs	—		1,867
(Gain) loss on interest rate lock	—	(775)	—	578

Adjusted pretax income (loss)	280	(1,585)	(1,381)	(4,777)

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